Exhibit 10.8

SEVENTH AMENDMENT TO

LIMITED PARTNERSHIP AGREEMENT

OF

THE MILLS LIMITED PARTNERSHIP

THIS SEVENTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT OF THE MILLS LIMITED PARTNERSHIP (this “Amendment”), dated as of August 23, 2004, is entered into by The Mills Corporation, a Delaware corporation, as general partner (the “General Partner”) of The Mills Limited Partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership.

WHEREAS, Section 4.2(A) of the Limited Partnership Agreement of the Partnership (as heretofore amended, the “Partnership Agreement”) authorizes the General Partner to cause the Partnership to issue additional Partnership Units (as defined in the Partnership Agreement) in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as determined by the General Partner in its sole and absolute discretion;

WHEREAS, Section 4.2(A) of the Limited Partnership Agreement provides that no additional Partnership Units may be issued to the General Partner unless they are issued in connection with an issuance of capital stock of the General Partner having economic rights that are substantially similar to the economic rights of such Partnership Units and the General Partner contributes the proceeds of such capital stock to the Partnership;

WHEREAS, the General Partner has entered into a Purchase Agreement, dated as of August 17, 2004, pursuant to which the General Partner has agreed to issue shares of a newly created series of capital stock, designated 6.75% Series F Convertible Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”);

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 11.1(A) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Preferred Units, to be entitled Series F Convertible Cumulative Redeemable Preferred Partnership Units (the “Series F Preferred Partnership Units”), and to set forth the designations, rights, powers, preferences and duties of such Series F Preferred Partnership Units, which are substantially similar to those of the Series F Preferred Stock, and (ii) to make certain other changes to the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

1. Amendments to Section 4.2. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2(H) the following section:

I. Series F Preferred Partnership Units. Under the authority granted to it by Section 4.2(A) hereof, the General Partner hereby establishes an additional class of Preferred Units entitled “Series F Convertible Cumulative Redeemable Preferred Partnership Units” (the “Series F Preferred Partnership Units”). Series F Preferred Partnership Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit 10 hereto.

2. Exhibits to Partnership Agreement.

(A) The General Partner shall maintain the information set forth in Exhibit 1 to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership’s affairs, and Exhibit 1 shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit 1. In addition to the designation of Series F Preferred Partnership Units pursuant to this Seventh Amendment, such information shall reflect (and Exhibit 1 shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

(B) The Partnership Agreement is hereby amended by attaching thereto as Exhibit 10 the Exhibit 10 attached hereto.

3. Certain Capitalized Terms. All capitalized terms used in this Seventh Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

4. Severability. If any term or other provision of this Seventh Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Seventh Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.

5. Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Seventh Amendment as of the date first set forth above.

THE MILLS CORPORATION, as General Partner of The Mills Limited Partnership and on behalf of existing Limited Partners

By:	/s/ Mark D. Ettenger
Name:	Mark D. Ettenger
Title:	President

EXHIBIT 10

DESIGNATION, PREFERENCES AND RIGHTS OF

SERIES F CONVERTIBLE CUMULATIVE REDEEMABLE

PREFERRED PARTNERSHIP UNITS

OF THE MILLS LIMITED PARTNERSHIP

The Series F Convertible Cumulative Redeemable Preferred Partnership Units (the “Series F Preferred Units”) shall have the following preferences, rights, powers and duties:

Section 1. Distributions.

(a) Subject to the preferential rights of the holders of any class or series of Partnership Units of the Partnership ranking senior to the Series F Preferred Units as to distributions, the General Partner, in its capacity as the holder of the then outstanding Series F Preferred Units, shall be entitled to receive, when, as and if declared by the General Partner, out of funds legally available therefor, distributions payable in cash in an amount per Series F Preferred Unit equal to the per share dividend payable on the Series F Preferred Stock on such Distribution Payment Date (defined below). The distributions on each Series F Preferred Unit shall accrue and be cumulative from August 23, 2004 (the “Original Issue Date”) and shall be payable quarterly in arrears on the first day of February, May, August and November of each year (each, a “Distribution Payment Date”), commencing November 1, 2004; provided, however, that if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series F Preferred Units for any full distribution period or any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on November 1, 2004 will be for less than a full distribution period). Distribution period shall mean the period from and excluding the Original Issue Date to and including the first Distribution Payment Date, and each subsequent period from and excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated.

(b) No distributions on the Series F Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, distributions on the Series F Preferred Units shall accrue and accumulate at the rate set forth in the Series F Preferred Stock Certificate of Designations, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are declared.

(d) Except as provided in Section 1(e) below, no distributions shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any Common Units or any other class or series of Partnership Units ranking, as to distributions, on a parity with or junior to the Series F Preferred Units (other than a distribution paid in the form of Common Units or any other class or series of Partnership Units ranking junior to the Series F Preferred Units as to distributions and upon liquidation) for any period, nor shall any Common Units, or any other class or series of Partnership Units ranking junior to or on a parity with the Series F Preferred Units as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for Partnership Units ranking junior to the Series F Preferred Units as to distributions and upon liquidation), unless full cumulative distributions on the Series F Preferred Units for all past distribution periods and the then current distribution period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Units and the units of any other series of preferred units ranking on a parity as to distributions with the Series F Preferred Units, all distributions declared upon the Series F Preferred Units and any other series of preferred units ranking on a parity as to distributions with the Series F Preferred Units shall be declared pro rata so that the amount of distributions declared per Series F Preferred Unit and such Preferred Unit of such other series shall in all cases bear to each other the same ratio that accrued distributions on each Series F Preferred Unit and each Preferred Unit of such other series (which shall not include any accrual in respect of unpaid distributions on such other series of Preferred Units for prior distribution periods if such other series of Preferred Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series F Preferred Units which may be in arrears.

(f) No distribution, whether payable in cash, property or units, shall be payable in excess of full cumulative distributions on the Series F Preferred Units as provided above. Any distribution payment made on the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on the Series F Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

Section 2. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, the General Partner, in its capacity as holder of the Series F Preferred Units, shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference of $1,000.00 per Series F Preferred Unit, plus an amount equal to any accrued and unpaid distributions to the date of payment (whether or not declared on such Series F Preferred Unit), before any distribution or payment shall be made to holders of Common Units or any other class or series of Partnership Units ranking junior to the Series F Preferred Units as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series F Preferred Units and the corresponding amounts payable on any other classes or series of Partnership Units ranking on a parity with the Series F Preferred Units in the distribution of assets, then the General Partner, in its capacity as the holder of the Series F Preferred Units, and the holders of all other such classes or series of Partnership Units ranking on a parity with the Series F Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the purposes of this Section 2, (i) the consolidation or merger of the Partnership or the General Partner with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and (ii) a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

(b) After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner, in its capacity as holder of the Series F Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

Section 3. Redemption or Purchase. In the event that the General Partner redeems or purchases any shares of Series F Preferred Stock in accordance with the terms of the Series F Preferred Stock Certificate of Designations, the Partnership shall concurrently redeem an equivalent number of Series F Preferred Units for consideration equal (in amount and form) to the consideration payable by the General Partner upon such redemption or purchase (including any applicable Make Whole Premium (as defined in the Series F Preferred Stock Certificate of Designations). Any Series F Preferred Units so redeemed may be reissued to the General Partner at such time as the General Partner re-issues a corresponding number of shares of Series F Preferred Stock so redeemed or purchased, in exchange for the contribution by the General Partner to the Partnership of the proceeds of such reissuance.

Section 4. Voting Rights. Except as required by applicable law, the General Partner, in its capacity as the holder of the Series F Preferred Units shall have no voting rights.

Section 5. Conversion to Common Units.

(a) In the event that a holder of Series F Preferred Stock exercises its right to convert such Series F Preferred Stock into Common Stock, then, concurrently therewith, an equivalent number of Series F Preferred Units shall be automatically converted into a number of Common Units equal to the number of shares of Common Stock issued upon conversion of such Series F Preferred Shares; provided, however, that if a holder of Series F Preferred Stock receives cash or other consideration (including any applicable Make Whole Amount) in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of Series F Preferred Stock. Any such conversion will be effective at the same time the conversion of Series F Preferred Stock into Common Stock is effective.

(b) To the extent that a holder of Series F Preferred Stock is entitled to dividend payment thereon in accordance with the Series F Preferred Stock Certificate of Designations in connection with a conversion of Series F Preferred Stock between a dividend record date and a corresponding dividend payment date, the General Partner will be entitled to receive distributions on such corresponding number of Series F Preferred Units that will automatically convert into Common Units pursuant to Section 5(a). In addition, to the extent that a holder of Series F Preferred Stock is required pursuant to the Series F Preferred Stock Certificate of Designations to remit to the General Partner cash to cover any dividend payment in connection with a conversion of Series F Preferred Stock between a dividend record date and a corresponding dividend payment date, the General Partner shall contribute such cash received to the Operating Partnership.

(c) No fractional units will be issued in connection with the conversion of Series F Preferred Units into Common Units. In lieu of fractional Common Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a share of Common Stock on the date the Series F Preferred Stock is surrendered for conversion by a holder thereof.

Section 6. Ranking. With respect to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership, the Series F Preferred Units shall be deemed to rank:

(a) senior to the Partnership’s Common Units and to any class or series of Partnership Units other than those referred to in clauses (b) or (c) of this Section 6;

(b) on a parity with the Partnership’s outstanding Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units and any other class or series of Partnership Units the terms of which specifically provide that such class or series of Partnership Units ranks on a parity with the Series F Preferred Units as to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership; and

(c) junior to any other class or series of Partnership Units of the Partnership, the terms of which specifically provide that such class or series ranks senior to the Series F Preferred Units as to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership.

Section 7. General Partner’s Rights. The rights of the General Partner, in its capacity as the holder of the Series F Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Limited Partnership Agreement or applicable law. In addition, nothing contained in this Exhibit 10 shall be deemed to limit or otherwise restrict the authority of the General Partner under the Limited Partnership Agreement, other than in its capacity as the holder of the Series F Preferred Units.

Section 8. Restriction on Ownership. The Series F Preferred Units shall be owned and held solely by the General Partner.

Section 9. Definitions. The following capitalized terms used in this Exhibit 10 shall have the respective meanings set forth below:

“Common Stock” shall mean the General Partner’s common stock, par value $.01 per share.

“Common Unit” shall have the meaning ascribed thereto in the Limited Partnership Agreement.

“Distribution Payment Date” shall have the meaning set forth in Section 1(a) hereof.

“General Partner” shall mean The Mills Corporation, a Delaware corporation.

“Original Issue Date” shall have the meaning set forth in Section 1(a).

“Partners” shall mean partners of the Partnership.

“Partnership” shall mean The Mills Limited Partnership, a Delaware limited partnership.

“Partnership Unit” shall have the meaning ascribed thereto in the Limited Partnership Agreement.

“Preferred Unit” shall have the meaning ascribed thereto in the Limited Partnership Agreement.

“Series B Preferred Units” shall mean the Series B Cumulative Redeemable Preferred Partnership Units.

“Series C Preferred Units” shall mean the Series C Cumulative Redeemable Preferred Partnership Units.

“Series D Preferred Units” shall mean the Series D Cumulative Redeemable Preferred Partnership Units.

“Series E Preferred Units” shall mean the Series E Cumulative Redeemable Preferred Partnership Units.

“Series F Preferred Stock” shall mean the 6.75% Series F Convertible Cumulative Redeemable Preferred Stock, par value $.01 per share, of the General Partner as designated pursuant to the Series F Preferred Stock Certificate of Designations.

“Series F Preferred Stock Certificate of Designations” shall mean the Certificate of Designations, Number, Voting Powers, Preferences and Rights of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock of the General Partner.

“Series F Preferred Units” shall mean the Series F Convertible Cumulative Redeemable Preferred Partnership Units.

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